EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Natus Medical Incorporated:
We consent to the incorporation by reference in the registration statements (Nos. 333‑65584, 333-133657, and 333-174702) on Form S-8 and registration statements (Nos. 333-133480, 333-150503, and 333-171489) on Form S-3 of Natus Medical Incorporated of our reports dated February 24, 2017, with respect to the consolidated balance sheets of Natus Medical Incorporated as of December 31, 2016 and 2015, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2016, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of Natus Medical Incorporated.
(signed) KPMG LLP
San Francisco, CA
February 24, 2017